UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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THE TIMBERLAND COMPANY
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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EXPLANATORY NOTE

The Timberland Company (the “Company”) is filing the press release contained in this Schedule 14A with the Securities and Exchange Commission on April 25, 2005 in connection with the solicitation of proxies for the election of directors at the Company’s 2005 Annual Meeting of Stockholders on May 19, 2005.  The press release, which contains quotes from the Company’s Chief Executive Officer regarding four new director nominees, was issued by the Company today.

PRESS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Susan Ostrow

The Timberland Company

603-773-1655

THE TIMBERLAND COMPANY TO EXPAND BOARD OF DIRECTORS

STRATHAM, NH – April 25, 2005 — The Timberland Company today announced the nomination of four new members to the Company’s Board of Directors.  Kenneth T. Lombard, Edward W. Moneypenny, Peter R. Moore and Terdema L. Ussery, II will stand for election at the Company’s Annual Meeting on May 19, 2005. The Board has also nominated for re-election seven of the nine Directors that are currently serving.  John E. Beard and John F. Brennan have attained the Board of Directors’ mandatory retirement age of 72 and will not be sitting for re-election.

Mr. Lombard is President of Starbucks Entertainment, a division of Starbucks Corporation, in Seattle, Washington.  Mr. Moneypenny is Senior Vice President – Finance and Chief Financial Officer for 7-Eleven, Inc. in Dallas, Texas.  Mr. Moore is Corporate Vice President of the Home and Entertainment Division of Microsoft Corporation in Redmond, Washington.  Mr. Ussery is President and Chief Executive Officer of the Dallas Mavericks basketball team, also in Dallas.

“I am very pleased to announce the nomination of these talented individuals to our

Board,” said Jeffrey Swartz, President and Chief Executive Officer, The Timberland Company.  “Between them, they offer a powerful combination of leadership experience, business success and community consciousness that will strengthen and complement our current Board.”

A graduate of the University of Washington, Mr. Lombard started his career in real estate as a regional director for Grubb & Ellis Real Estate Company in Los Angeles.  Before assuming his current position as head of Starbucks Entertainment in 2004, he was co-founder and president of Johnson Development Company, an organization focused on urban retail development in minority communities.   Mr. Lombard assisted in establishing UCLA’s minority business leadership program and has been active with the California Community Foundation and the Los Angeles Education Alliance for Restructuring.

Prior to joining 7-Eleven, Inc., Mr. Moneypenny spent more than 25 years in the energy industry.  He served in a variety of senior executive finance positions for companies such as Covanta Energy Corporation, Florida Progress Corporation, Oryx Energy Company and Sun Company.  He graduated from St. Joseph’s University in Philadelphia, PA and received his master’s degree from the University of Illinois.  Mr. Moneypenny began his career at the accounting firm Coopers & Lybrand.

In his current position at Microsoft, Mr. Moore is responsible for all worldwide marketing and game development for the company’s XBox business.  Prior to joining Microsoft, he was President and Chief Operating Officer of Sega of America, Inc., and before that spent six years at Reebok International Ltd.  Mr. Moore started his career at Patrick USA, the U.S. subsidiary of the French sportswear company.  He graduated from Madeley College in Madeley, England, and received his master’s degree from California State University, Long Beach.

In addition to his current position as President and Chief Executive Officer of the Dallas Mavericks, Mr. Ussery is also Chief Executive Officer of HDNet, the nation’s first high-definition television network.  He has extensive experience in the sports industry, having served as Commissioner and General Counsel of the Continental Basketball Association and President of Nike Sports Management before joining the Mavericks in 1997.  Mr. Ussery graduated from Princeton University, received his master’s degree from the John

F. Kennedy School of Government at Harvard and his J.D. from the University of California.  He currently sits on the boards of the Dallas Symphony Orchestra, the Texas Higher Education Coordinating Board and the Princeton University Board of Trustees, among others.

Additional information regarding these nominees is contained in the Company’s definitive proxy statement on Schedule 14A which was filed with the Securities and Exchange Commission and also mailed to the Company’s stockholders on April 15, 2005.  The definitive proxy statement is available free of charge on the Securities and Exchange Commission’s website, www.sec.gov or by contacting Susan Ostrow at the phone number provided above.

Timberland (NYSE: TBL) is a global leader in the design, engineering and marketing of premium-quality footwear, apparel and accessories for consumers who value the outdoors and their time in it.  Timberland® products offer quality workmanship and detailing and are built to withstand the elements of nature.  The Company’s products can be found in leading department and specialty stores as well as Timberland® retail stores throughout North America, Europe, Asia, Latin America, South Africa and the Middle East.  More information about Timberland is available in the Company’s reports filed with the Securities and Exchange Commission (SEC).

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